Exhibit 2.1

 SECURITIES EXCHANGE AGREEMENT

BY AND BETWEEN

BINGHAM CANYON CORPORATION

AND

PARADIGM CONVERGENCE TECHNOLOGIES CORPORATION

DATED AS OF AUGUST 10, 2016

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Exchange Agreement”) is made and entered into as of August 10, 2016, by and among BINGHAM CANYON CORPORATION, a Nevada corporation (referred to herein as the “Company”), and PARADIGM CONVERGENCE TECHOLOGIES CORP. (FKA: EUR-ECA, LTD.), a Nevada corporation ( referred to herein as “Paradigm”).

RECITALS

A. Immediately prior to the Closing (as defined below), Paradigm shall have, issued and outstanding, a total of 22,387,500 shares of common stock, $.001 par value, (the “Paradigm Common Stock”) and 2,720,000 options with strike prices between $.10 and $.25 per share detailed in Schedule2.3;

B. The Company’s current shareholders will have, prior to the Closing a total of 19,150,000 shares of common stock, par value $.001 per share, issued and outstanding; and the Company will have no other securities issued and outstanding;

C. The Board of Directors of the Company and the Board of Directors of Paradigm have determined that the Securities Exchange (as defined below) is fair to, and in the best interests of, their respective corporations and their respective shareholders;

D. Following the Securities Exchange,

(1) the Company shall have issued and outstanding (a) 35,940,625 shares of common stock of which (i) 19,150,000 shares will be owned by persons who are the current shareholders of the Company immediately prior to the Securities Exchange; and (b) 16,790,625 shares will be owned by persons who are the current shareholders of Paradigm Common.

(2) One of the Company's two directors shall have resigned and one person designated by Paradigm shall have been appointed to fill the director vacancy of the Company;

(3) Paradigm shall be a wholly-owned subsidiary of the Company.

E. The parties intend, by executing this Exchange Agreement, to adopt a plan of reorganization within the meaning of Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

THE SECURITIES EXCHANGE

1.1  Exchange of Paradigm Securities. Subject to and upon the terms and conditions of this Exchange Agreement, the Company agrees to issue a ..75 fractional share of the Company’s common stock to each holder of Paradigm Common Stock (the “Paradigm Holder”) at the Closing in exchange for one share of Paradigm Common Stock delivered by the Paradigm Holder (the “Securities Exchange”), The Securities Exchange and the other transactions contemplated by this Exchange Agreement are hereinafter sometimes referred to as the "Transactions”. Upon conclusion of the Transactions, the Paradigm Holders shall own approximately 47% of the Company on a fully-diluted basis and the Company stockholders shall retain approximately 53% of the Company on a fully-diluted basis.

1.2  Closing. Unless this Exchange Agreement shall have been terminated pursuant to Section 8.1, the closing of the Securities Exchange shall take place at the offices of the Company at a time and date to be specified by the parties no later than the thirty calendar days after the closing (the “Closing”). The date of Closing shall be a date no later than the thirty calendar days after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree (the “Closing Date”)

1.3  Exchange Requirements.

(a)  Restrictions on Paradigm Common Stock. If any Paradigm Common Stock outstanding immediately prior to the Closing are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Paradigm, then the Company Common Stock issued in exchange for such Paradigm Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Company Common Stock may accordingly be marked with appropriate legends and notices to the Company’s transfer of such restrictions also. The Company shall take all action that may be necessary to ensure that, from and after the Closing, the Company is entitled to exercise any such repurchase option or other right set forth in any such restricted securities agreement or other agreement.

(b)  Transfers of Ownership. If certificates representing any Company Common Stock issued in the Securities Exchange are to be issued in a name other than that in which the certificates representing the Paradigm Common Stock surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the certificates representing the Paradigm Common Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Company or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Company Common Stock in any name other than that of the registered holder of the certificates surrendered, or established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

(c)  Limited Power of Attorney. Each Paradigm Holder hereby expressly and irrevocably grants to the Chief Executive Officer of Paradigm a limited special power of attorney constituting and appointing such officer as the attorney-in-fact for such Paradigm Holder, with power and authority to act in his name and on his behalf, enter into and execute such documents, instruments and agreements, endorse for transfer any and all certificates or documents evidencing Paradigm Common Stock, and to take such other reasonable actions as may be necessary to accomplish the Securities Exchange, all in the name of and on behalf of each such Paradigm Holder.

1.4  Procedure for the Securities Exchange.

(a)  Standard Registrar & Transfer Co., Inc., the Company’s transfer agent and registrar, shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Securities Exchange.

(b)  Prior to the Closing Date, the Company shall make available to the Exchange Agent the shares of Company Common Stock to be issued in the Securities Exchange in exchange for the corresponding Paradigm Common Stock, in accordance with the terms of this Exchange Agreement and as provided in Schedule 1.4(b) hereto.

(c)  Upon surrender to the Exchange Agent of the certificate or documents evidencing Paradigm Common Stock, along with such other documents as the Exchange Agent may reasonably request in connection with the Securities Exchange, the Exchange Agent shall deliver the appropriate Company Common Stock, (the “Company Common Stock”) to such Paradigm Holder in accordance with Schedule 1.4(b).

1.5  Tax Consequences. It is intended by the parties hereto that the Exchange shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Exchange Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.6  Investment Representation. All Company Common Stock issued in accordance with the terms hereof shall, when issued, be restricted securities and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act of 1933, as amended (the “Securities Act”) or an available exemption from registration under the Securities Act. The certificates or other documents representing the Company Securities issued in accordance with the terms hereof will contain the appropriate restrictive legends. Each Paradigm Holder shall provide a statement of investment intent in the form of Exhibit B attached hereto.

Article II

REPRESENTATIONS AND WARRANTIES
OF PARADIGM

Paradigm hereby represents and warrants to, and covenants with, the Company, as follows:

2.1  Organization and Qualification.

(a)  Paradigm is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Paradigm to be conducted. Paradigm is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Paradigm to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Paradigm. Complete and correct copies of the articles of incorporation or organization and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of Paradigm, as amended and currently in effect, have been heretofore delivered to the Company. Paradigm is not in violation of any of the provisions of its Charter Documents.

(b)  Paradigm is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Paradigm.

(c)  The minute books of Paradigm contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”), since the time of Paradigm’s organization. Copies of such Corporate Records of a have been heretofore delivered to the Company.

(d)  The stock transfer and ownership records of Paradigm contain true, complete and accurate records of the stock ownership as of the date of such records and the transfers involving the capital stock of Paradigm since the time of Paradigm’s organization. Copies of such stock records of Paradigm have been heretofore delivered to the Company.

2.2  Subsidiaries. Paradigm has no subsidiaries.

2.3  Capitalization.

(a)  As of the Closing Date, the authorized capital stock of Paradigm shall consist of 75,000,000 shares of Paradigm Common Stock, par value $.001 per share. As of August 10, 2016, 22,387,500 shares of Paradigm Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and no shares of Preferred Stock were outstanding. All outstanding securities of Paradigm have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts (as defined below).

(b)  There are no equity securities or similar ownership interests of any class of any equity security of Paradigm, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Schedule 2.3 hereof there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Paradigm is a party or by which it is bound obligating Paradigm to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Paradigm or obligating Paradigm to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)  Except as contemplated by this Exchange Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Paradigm is a party or by which Paradigm is bound with respect to any equity security of any class of Paradigm.

2.4  Authority Relative to this Exchange Agreement. Paradigm has all necessary corporate power and authority to execute and deliver this Exchange Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Transactions). The execution and delivery of this Exchange Agreement and the consummation by Paradigm of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of Paradigm (including the approval by its Board of Directors), and no other corporate proceedings on the part of Paradigm are necessary to authorize this Exchange Agreement or to consummate the transactions contemplated hereby. This Exchange Agreement has been duly and validly executed and delivered by Paradigm and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Paradigm, enforceable against Paradigm in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

2.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Exchange Agreement by Paradigm does not, and the performance of this Exchange Agreement by Paradigm shall not, (i) conflict with or violate Paradigm’s Charter Documents, (ii) subject to the execution of this Exchange Agreement by the stockholders of Paradigm, conflict with or violate any Legal Requirements (as defined below), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Paradigm’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Paradigm pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Paradigm.

(b)  The execution and delivery of this Exchange Agreement by Paradigm does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Paradigm is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Paradigm or, after the Closing, the Company, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Exchange Agreement.

2.6  Compliance. To the knowledge of Paradigm, it has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Paradigm. To Paradigm’s knowledge, the businesses and activities of Paradigm have not been and are not being conducted in violation of any Legal Requirements. Paradigm is not in default or violation of any term, condition or provision of any applicable Charter Documents or Contracts. To Paradigm’s knowledge no written notice of non-compliance with any Legal Requirements has been received by Paradigm (and Paradigm has no knowledge of any such notice delivered to any other Person). Paradigm is not in violation of any term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

2.7  Financial Statements.

(a)  Paradigm has provided to the Company a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto) of Paradigm for the fiscal years ended December 31, 2015 and 2014, prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), were audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB, and each fairly presents in all material respects the financial position of Paradigm at the respective dates thereof and the results of its operations and cash flows for the periods indicated, and each does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  Paradigm has provided to the Company a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of Paradigm for the six month period ending June 30, 2016, which complied as to form in all material respects with, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), and were reviewed by an independent accountant registered with PCAOB, and such statements fairly present in all material respects the financial position of each at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Paradigm.

(c)  The books of account and other financial records of Paradigm have been maintained in accordance with good business practice.

2.8  No Undisclosed Liabilities. Paradigm has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Paradigm, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheets of Paradigm as of June 30, 2016 prepared in accordance with U.S. GAAP, which have been delivered to the Company, and (ii) such liabilities arising in the ordinary course of Paradigm’s business since June 30, 2016, none of which would have a Material Adverse Effect on Paradigm.

2.9  Absence of Certain Changes or Events. Except as set forth in the interim balance sheets of Paradigm as of June 30, 2016 (including the notes thereto), since December 31, 2015, there has not been: (i) any Material Adverse Effect on Paradigm, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Paradigm’s stock, or any purchase, redemption or other acquisition by Paradigm of any of Paradigm’s capital stock or any other securities of Paradigm or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Paradigm’s capital stock, or any amendment or modification of the terms of any options, warrants or convertible securities of Paradigm, (iv) any granting by Paradigm of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Paradigm of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Paradigm of any increase in severance or termination pay or any entry by Paradigm into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Paradigm of the nature contemplated hereby, (v) entry by Paradigm into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Paradigm with respect to any Governmental Entity, (vi) any material change by Paradigm in its accounting methods, principles or practices, (vii) any change in the auditors of Paradigm, (vii) any issuance of capital stock, options or warrants of Paradigm, or (viii) any revaluation by Paradigm of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Paradigm other than in the ordinary course of business.

2.10  Litigation. There are no claims, suits, actions or proceedings pending, or to the knowledge of Paradigm, threatened against Paradigm, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the Transactions or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Paradigm or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions.

2.11  Employee Benefit Plans. The Company has never maintained, and has no liability under, any Plan, and neither the execution and delivery of this Exchange Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12  Labor Matters. Paradigm is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Paradigm nor does Paradigm know of any activities or proceedings of any labor union to organize any such employees.

2.13  Restrictions on Business Activities. To Paradigm’s knowledge there is no agreement, commitment, judgment, injunction, order or decree binding upon Paradigm or to which Paradigm is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Paradigm, any acquisition of property by Paradigm or the conduct of business by Paradigm as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Paradigm.

2.14  Title to Property.

(a)  Paradigm owns or leases real property (the “Real Property”) as described on Schedule 2.14. There are no options or other contracts under which Paradigm has a right to acquire any interest in real property.

(b)  All leases of real property held by Paradigm and all personal property and other property and assets of Paradigm (other than Real Property) owned, used or held for use in connection with the business of Paradigm (the “Personal Property”) are shown or reflected on the interim balance sheets of Paradigm prepared in accordance with U.S. GAAP. Paradigm owns and has good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for Liens disclosed in the financial statements of Paradigm prepared in accordance with U.S. GAAP or in Schedule 2.14 hereto, none of which Liens has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Paradigm.

(c)  All leases pursuant to which Paradigm leases from others material Real Property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Paradigm or, to Paradigm’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Paradigm.

2.15  Taxes.

(a)  Definition of Taxes. For the purposes of this Exchange Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(i)  Paradigm has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (the “Returns”) required to be filed by Paradigm with any Tax authority prior to the date hereof, except such Returns which are not material to Paradigm. All such Returns are true, correct and complete in all material respects. Paradigm has paid all Taxes shown to be due on such Returns.

(ii)  All Taxes that Paradigm is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)   Paradigm has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Paradigm, nor has Paradigm executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)  No audit or other examination of any Returns of Paradigm by any Tax authority is presently in progress, nor has Paradigm been notified of any request for such an audit or other examination.

(v)  No adjustment relating to any Returns filed by Paradigm has been proposed in writing, formally or informally, by any Tax authority to Paradigm or any representative thereof.

(vi)  Paradigm has no liability for any material unpaid Taxes which have not been accrued for or reserved on Paradigm’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Paradigm, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Paradigm in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Paradigm.

(vii)  Paradigm has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16  Environmental Matters.

(a)  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect to Paradigm’s knowledge: (i) Paradigm has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Paradigm (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Paradigm were not contaminated with Hazardous Substances during the period of ownership or operation by Paradigm; (iv) Paradigm is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Paradigm has not been associated with any release or threat of release of any Hazardous Substance; (vi) Paradigm has not received any notice, demand, letter, claim or request for information alleging that Paradigm may be in violation of or liable under any Environmental Law; and (vii) Paradigm is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)  As used in this Exchange Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)  As used in this Exchange Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17  Brokers; Third Party Expenses. Except as disclosed and defined in Schedule 2.19, (i) Paradigm has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Exchange Agreement or any transactions contemplated hereby; and (ii) no shares of common stock, options, warrants or other securities of Paradigm are payable to any third party by Paradigm as a result of the Transactions.

2.18  Intellectual Property. For the purposes of this Exchange Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

“Paradigm Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Paradigm.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Paradigm Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Paradigm.

“Paradigm Products” means all current versions of products or service offerings of Paradigm.

(a)  To Paradigm’s knowledge, Paradigm Intellectual Property and Paradigm Products are not subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Paradigm, or which may affect the validity, use or enforceability of such Paradigm Intellectual Property or Paradigm Products, which in any such case could reasonably be expected to have a Material Adverse Effect on Paradigm.

(b)  Paradigm owns and has good and exclusive title to each material item of Paradigm Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Paradigm is the exclusive owner of all material Paradigm Registered Intellectual Property used in connection with the operation or conduct of the business of Paradigm including the sale of any products or the provision of any services by Paradigm.

(c)  The operation of the business of Paradigm as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Paradigm (including Paradigm Products) and (ii) Paradigm’s use of any product, device or process, to Paradigm’s knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19  Agreements, Contracts and Commitments. (a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Exchange Agreement, (i) the term “Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Paradigm is a party or by or to which any of the properties or assets of Paradigm may be bound, subject or affected (including without limitation notes or other instruments payable to Paradigm) and (ii) the term “Material Contracts” shall mean (iii) each Contract (I) providing for payments (past, present or future) to Paradigm in excess of $25,000.00 in the aggregate or (II) under which or in respect of which Paradigm presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $25,000.00, (y) each Contract which otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Paradigm and (z) without limitation of sub-clause (x) or sub-clause (y), each of the following Contracts:

(i)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Paradigm, or any officer, director or 10% or more stockholder (the “Insider”) of Paradigm;

(ii)  any guaranty, direct or indirect, by Paradigm or any Insider of Paradigm of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)  any Contract made other than in the ordinary course of business or (x) providing for the grant to any preferential rights to purchase or lease any asset of Paradigm or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Paradigm;

(iv)  any obligation to register any shares of the capital stock or other securities of Paradigm with any Governmental Entity;

(v)  any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other persons;

(vi)  ‘ any collective bargaining agreement with any labor union;

(vii)  any lease or similar arrangement for the use by Paradigm of personal property;

(viii)  any Contract granting or purporting to grant, or otherwise in any way relating to any other interest (including, without limitation, a leasehold interest) in real property; and

(b)  Except as set forth on Schedule 2.19, each Contract was entered into at arms’ length and in the ordinary’ course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Contracts (or written summaries in the case of oral Material Contracts) and of all outstanding offers or proposals of Paradigm have been heretofore delivered to the Company.

(c)  Except as set forth in Schedule 2.19, neither Paradigm nor to the best of Paradigm’s knowledge any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Contract, and no party to any Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Paradigm. Each agreement, contract or commitment to which Paradigm are a party or by which they are bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Paradigm.

2.20  Insurance. Paradigm has in force insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of Paradigm, which Paradigm reasonably believes are adequate in amount and scope for the Business in which they are engaged.

2.21  Governmental Actions/Filings. Paradigm has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Paradigm of its businesses (as presently conducted and as presently proposed to be conducted) or used or held for use by Paradigm, except for those which the failure to have could reasonably be expected to have a Material Adverse Effect. Each such Governmental Action/Filing is in full force and effect and Paradigm is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Exchange Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. To Paradigm’s knowledge no Governmental Action/Filing is necessary to be obtained, secured or made by Paradigm to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

For purposes of this Exchange Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22  Interested Party Transactions. No employee, officer, director or stockholder of Paradigm or a member of his or her immediate family is indebted to Paradigm, nor is Paradigm indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Paradigm, and (iii) for other employee benefits made generally available to all employees. To Paradigm’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Paradigm is affiliated or with whom Paradigm has a contractual relationship, or any Person that competes with Paradigm, except that each employee, stockholder, officer or director of Paradigm and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Paradigm. To the knowledge of Paradigm, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Paradigm (other than such contracts as relate to any such individual ownership of capital stock or other securities of Paradigm).

2.23  Board Approval. The board of directors of Paradigm or similar governing body (including any required committee or subgroup of thereof) has, as of the date of this Exchange Agreement, unanimously approved, this Exchange Agreement and the transactions contemplated hereby.

2.24  Shareholder Consent. The Board of Directors of Paradigm will seek approval of Paradigm Holders to the Securities Exchange as described in this Exchange Agreement in the form of Exhibit A attached hereto.

2.25  Representations and Warranties Complete. The representations and warranties of Paradigm included in this Exchange Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Exchange Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and covenants with, Paradigm, as follows:

3.1  Organization and Qualification.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of the Company, as amended and currently in effect, have been heretofore delivered to Paradigm.

(b)  The Company is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)  The minute books of the Company contain true, complete and accurate Corporate Records, since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Paradigm.

(d)  The stock transfer and ownership records of the Company contain true, complete and accurate records of the stock ownership as of the date of such records and the transfers involving the capital stock of the Company since the time of the Company’s organization. The Company’s current outside transfer agent is Standard Registrar and Transfer Company. Copies of such Stock Records of the Company have been heretofore delivered to Paradigm.

3.2  Subsidiaries. The Company has no Subsidiaries.

3.3  Capitalization.

(a)  The authorized capital stock of the Company consists of 100,000,000 shares, $.001 par value, of Company Common Stock. At the close of business on the day immediately preceding the Closing Date, (i) 19,150,000 shares of the Company Common Stock will be issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive right or similar right; (ii) no shares of the Company Common Stock will be issuable or reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to any employees of Company or other parties (the “Company Stock Options”); (iii) no shares of the Company Common Stock will be issuable or reserved for issuance upon the exercise of outstanding warrants to purchase the Company Common Stock; and (iv) no shares of the Company Common Stock will be issuable or reserved for issuance upon the conversion of any outstanding convertible notes, debentures or securities. All shares of Company Common Stock subject to issuance pursuant to this Exchange Agreement, upon issuance pursuant to this Exchange Agreement in this Exchange Agreement, will be duly authorized, validly issued, fully paid and non-assessable. All currently outstanding shares of the Company's Common Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(b)  There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity (or other) security, call, right, commitment or agreement.

(c)  There are no registration rights, rights of first refusal, anti-dilution rights and/or similar rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

3.4  Authority Relative to this Exchange Agreement. The Company has full corporate power and authority to: (i) execute, deliver and perform this Exchange Agreement, and each ancillary document which the Company has executed or delivered or is to execute or deliver pursuant to this Exchange Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transactions). The execution and delivery of this Exchange Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors), and no other corporate proceedings on the part of the Company are necessary to authorize this Exchange Agreement or to consummate the transactions contemplated hereby. This Exchange Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights.

3.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Exchange Agreement by the Company does not, and the performance of this Exchange Agreement by the Company shall not: (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Company.

(b)  The execution and delivery of this Exchange Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for applicable requirements, if any, of the Securities Act, the Exchange Act and the rules and regulations thereunder.

3.6  Compliance. The Company has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of its Charter Documents. To the Company's knowledge, no written notice of non-compliance with any Legal Requirements has been received by the Company.

3.7  SEC Filings; Financial Statements; Bulletin Board.

(a)  The Company has filed all documents required to be filed by it pursuant to Sections 13 and 15 of the Exchange Act of 1934, as amended (the "Exchange Act"), as applicable (the "Company SEC Documents").

(b)  As of its respective filing date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Except as set forth in the Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto. The Company has disclosed to Paradigm all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Company) due after the date hereof. As of the date hereof, all liabilities of the Company have been paid off and shall in no event remain liabilities of the Company, or the Company following the Closing.

(d)  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)  The Company Stock is currently subject to quotation on the Over-the-Counter Bulletin Board (“OTCBB”) and has received no notice, and has no reason to believe, that such quotation will be discontinued.

3.8  No Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except (i) liabilities provided for in or otherwise disclosed in the Company SEC Reports filed prior to the date hereof, (ii) liabilities incurred since July 1, 2016 in the ordinary course of business, none of which would have a Material Adverse Effect on the Company, and (iii) those liabilities and obligations specifically set forth in Schedule 2.19, hereof.

3.9  Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed prior to the date of this Exchange Agreement, and except as contemplated by this Exchange Agreement, since April 2016, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, or (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) any revaluation by the Company of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable.

3.10  Litigation. There are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Exchange Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions.

3.11  Employee Benefit Plans. The Company has never maintained, and has no liability under, any Plan, and neither the execution and delivery of this Exchange Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12  Labor Matters. The Company has never been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

3.13  Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on the Company.

3.14  Title to Property. The Company has never owned Real Property and for the last five years has not leased any Real Property or owned or leased any Personal Property. There are no options or other contracts under which the Company has a right or obligation to acquire or lease any interest in Real Property.

3.15  Taxes. To the Company’s knowledge.

(a)  The Company has filed all Returns necessary to be filed by the Company with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.

(b)  The Company has no liability for any unpaid Taxes and has net operating loss carry forwards available to offset future taxable income.

(c)  The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that could prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16  Environmental Matters. The Company has complied with all applicable Environmental Laws. The Company has not owned any real properties subject to Environmental Laws and has not conducted operations subject to Environmental Laws.

3.17  Brokers. Except for the obligations for the Closing Payment (as defined in Section 5.8), the Company has not incurred any liability for brokerage or agent’s commissions or any similar charges in connection with this Exchange Agreement or any transaction contemplated hereby.

3.18  Intellectual Property. The Company does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

3.19  Agreements, Contracts and Commitments.

(a)  Except for the agreements with Transfer Agent, and as set forth in the Company SEC Reports, there are no contracts, agreements, leases, mortgages, indentures, note, bond, liens, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected, which either (a) creates or imposes a liability greater than $50,000, or (b) may not be cancelled without penalty by the Company on less than 30 days’ or less prior notice (the “Company Contracts”).

(b)  Each Company Contract was entered into and in the ordinary course, is in full force and effect and is valid and binding.

(c)  Neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Company.

3.20  Insurance. The Company does not maintain any Insurance Policies.

3.21  Governmental Actions/Filings. The Company has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Company of its businesses (as presently conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Paradigm. Each such Governmental Action/Filing is in full force and effect and the Company is in compliance respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Exchange Agreement or the ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. To the Company’s knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

3.22  Interested Party Transactions. Except as set forth in the Company’s SEC Reports, no employee, officer, director or more than 10% stockholder of the Company is indebted to the Company other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in the Company’s SEC Reports, no officer, director or more than 10% stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company.

3.23  Indebtedness; Company Assets. Except as set forth in the Company’s SEC Reports, the Company has no indebtedness for borrowed money. Any indebtedness for borrowed money shall be paid or otherwise satisfied prior to or at the Closing. Immediately prior to the Closing, the Company will have no assets.

3.24  Exchange Act Reporting. The Company is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of the Company’s common stock have been duly and properly issued and the Company is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company.

3.25  Board Approval. The Board of Directors of the Company (including any required committee or subgroup of the Board of Directors of the Company) has, as of the date of this Exchange Agreement, unanimously (i) declared the advisability of the Transactions and approved this Exchange Agreement and the transactions contemplated hereby, and (ii) determined that the Transactions are in the best interests of the Company or its shareholders and no further corporate authorization is required.

3.26  Representations and Warranties Complete. The representations and warranties of the Company included in this Exchange Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Exchange Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.27  Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could become applicable to the Paradigm Holders as a result of the Paradigm Holders and the Company fulfilling their obligations or exercising their rights under this Exchange Agreement, including, without limitation, the issuance of the Company Common Stock and the Paradigm Holders' ownership of the Company Stock.

3.28  Certain Registration Matters. Except as specified in the Company SEC Documents, the Company has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied.

3.29  Foreign Corrupt Practices. Neither the Company, nor to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.30  Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the officers by others within the Company. The Company's officers have evaluated the effectiveness of the Company's controls and procedures. Since inception, there have been no significant changes in the Company's internal controls or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

Article IV

CONDUCT PRIOR TO THE CLOSING

4.1  Conduct of Business by Company and Paradigm. During the period from the date of execution of this Exchange Agreement and continuing until the earlier of the termination of this Exchange Agreement pursuant to its terms or the Closing, each of the Company and Paradigm shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Exchange Agreement, without the prior written consent of the other party, during the period from the date of this Exchange Agreement and continuing until the earlier of the termination of this Exchange Agreement pursuant to its terms or the Closing, each of the Company and Paradigm shall not do any of the following:

(a)  Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)  Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)  Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Paradigm, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Paradigm license on an exclusive basis or sell any Intellectual Property of the Company, or Paradigm as applicable;

(d)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, or amend or modify the terms of any options, warrants or convertible securities;

(e)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Paradigm, as applicable, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f)  Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)  Amend its Charter Documents;

(h)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Paradigm or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)  Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(j)  Incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Paradigm or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)  Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)  Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Exchange Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Paradigm or of the Company included in the Company SEC Reports, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Paradigm is a party or of which Paradigm is a beneficiary, as applicable;

(m)  Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of the Company, or Paradigm, as applicable, or other material contract or material agreement to which the Company, or Paradigm is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder, none of which shall have a Material Adverse Effect;

(n)  Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)  Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 3-month period;

(p)  Engage in any action that could reasonably be expected to cause the Transactions to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q)  Except as contemplated by Article V herein or as set forth in Schedule 4.1(q) hereto, settle any litigation;

(r)  Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s)  Form, establish or acquire any Subsidiary;

(t)  Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

(u)  Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 4.1(a) through (t) above.

Article V

ADDITIONAL AGREEMENTS

5.1  Required Actions.

(a)  At the time of Closing and effective upon the Share Exchange, the Company shall cause one of its current directors to resign upon Closing and a replacement director designated by Paradigm shall be appointed to fill the vacancy. The Company shall appoint officers as needed.

(b)  Paradigm shall prepare and deliver to the Company no later than at the Closing, a current report on Form 8-K announcing the Closing, which shall include all information required by such form, including without limitation the information required in a Form 10 with respect to Paradigm, the U.S. GAAP Financial Statements and the Company Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to the Closing, Paradigm shall prepare a press release announcing the consummation of the Transactions hereunder (the “Press Release”). Following the Closing, the Company shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

(c)  Prior to the Closing, Paradigm shall deliver to the Company the audited financial statements of Paradigm for the fiscal year ended December 31, 2015 and 2014, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved, were audited in accordance with the auditing standards of the PCAOB by an independent accountant registered with PCAOB (the “Accountant”), and such statements fairly present in all material respects the financial position of Paradigm at the dates thereof and the results of its operations and cash flows for the periods indicated, and (ii) (collectively, the “U.S. GAAP Financial Statements”). Prior to the Closing, Paradigm shall deliver to the Company the unaudited financial statements (including, in each case, any related notes thereto) of Paradigm for the six month period ended June 30, 2016, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), were reviewed by an independent accountant registered with PCAOB, and such statements fairly present in all material respects the financial position of each at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Paradigm (“Interim Financial Statements”).

(d)  The annual financial statements included in the U.S. GAAP Financial Statements and the Interim Financial Statements shall have been audited and reviewed, respectively, by the Accountant, and Paradigm shall provide the Company with its permission, and shall cause the Accountant to provide its permission, to include such financial statements in any SEC filings by the Company or Paradigm in a timely manner (“Permissions”).

(e)  As soon as practical following the date hereof, Paradigm shall deliver to the Company pro forma consolidated financial statements for Paradigm and the Company giving effect to the Transactions, for such periods as required by the SEC to be included in a Form 8-K or any other report or form required to be filed with the SEC at or after the Closing with respect to the Transactions, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements shall have been reviewed by, the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

(f)  The Company and Paradigm shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Exchange Agreement and applicable laws to consummate the Transactions and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Paradigm shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Paradigm shall act reasonably and as promptly as practicable.

5.2  Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, the Company and Paradigm each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Company and Paradigm to any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.3  Confidentiality; Access to Information.

(a)  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Exchange Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Exchange Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Exchange Agreement is terminated as provided in Article VIII hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby.

(b)  Access to Information.

(i)  The Company will afford Paradigm and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Paradigm may reasonably request. No information or knowledge obtained by Paradigm in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

(ii)  Paradigm will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Paradigm during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Paradigm, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.4  Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to the Closing, no party shall issue any statement or communication to the public regarding the Transactions without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transactions, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that the Company will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Exchange Agreement and that the Company’s stockholders may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

5.5  Reasonable Efforts; Notification.

(a)  Upon the terms and subject to the conditions set forth in this Exchange Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Exchange Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Exchange Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Exchange Agreement or the consummation of the transactions contemplated hereby, (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Exchange Agreement. In connection with and without limiting the foregoing, Paradigm and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Exchange Agreement or any of the transactions contemplated by this Exchange Agreement, use its commercially reasonable efforts to enable the Transactions and the other transactions contemplated by this Exchange Agreement to be consummated as promptly as practicable on the terms contemplated by this Exchange Agreement. Notwithstanding anything herein to the contrary, nothing in this Exchange Agreement shall be deemed to require Paradigm or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b)  The Company shall give prompt notice to Paradigm upon becoming aware that any representation or warranty made by them contained in this Exchange Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Exchange Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Exchange Agreement.

(c)  Paradigm shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it contained in this Exchange Agreement has become untrue or inaccurate, or of any failure of Paradigm to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Exchange Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Exchange Agreement.

5.6  Treatment as a Reorganization. Neither Paradigm nor the Company shall take any action prior to or following the Transactions that could reasonably be expected to cause the Share Exchange to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.7  Absence of Material Liabilities. Immediately prior to the Closing, the Company shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with the Transfer Agent, (ii) the Company Contracts disclosed under Section 3.19 hereto, (iii) liabilities and obligations to be paid at or prior to the Closing; and (iv) accounts payable, accrued expenses and other liabilities of the Company with respect to the period prior to the Closing to be paid in full. Following the Closing, Paradigm shall pay and satisfy the Company’s obligations under the agreement with the Transfer Agent, and the remaining Company Contracts.

5.8  Business Records. At the Closing, the Company shall cause to be delivered to Paradigm all records and documents relating to the Company, which the Company possesses, including, without limitation, books, records, government or regulatory filings and correspondence, Returns, Charter Documents, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, and other documents used in or associated with the Company (the “Business Records”).

5.9  Delivery of Stock Records. At the time of Closing, the Company shall deliver to Paradigm a certified complete and current listing of the holders of all Company Common Stock from the Company’s transfer agent.

5.10  Exclusivity. Each of the Company and Paradigm shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of the Company and Paradigm shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Article VI

CONDITIONS TO THE TRANSACTION

6.1  Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Exchange Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by both the Company and Paradigm:

(a)  No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Exchange Agreement. All waiting periods, if any, under any foreign law in any jurisdiction in which the Company or Paradigm has material operations relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Transactions in connection with the transactions contemplated hereby shall have been obtained.

(b)  Transaction 8-K. Transaction Form 8-K shall have been created by Paradigm and filed by the Company’s new officers and directors with the SEC at the Closing, and the Press Release shall have been distributed.

6.2  Additional Conditions to Obligations of Paradigm. The obligations of Paradigm to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Paradigm:

(a)  Representations and Warranties. Each representation and warranty of the Company contained in this Exchange Agreement (i) shall have been true and correct as of the date of this Exchange Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date. Paradigm shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)  Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Exchange Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect with respect to the Company , and Paradigm shall have received the Company’s Closing Certificate to such effect.

(c)  Consents. Paradigm shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Paradigm.

(d)  Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Exchange Agreement.

(e)  No Financial Obligations. Immediately prior to the Closing, the Company shall have no material liabilities or obligations, other than as set forth in Schedule 2.19 hereof.

(f)  SEC Compliance. Immediately prior to the Closing, the Company shall be in compliance with the reporting requirements under the Exchange Act.

(g)  Business Records. The Company shall have delivered to Paradigm all of the Business Records.

(h)  Releases. The directors and officers of the Company shall provide to Paradigm releases, in form satisfactory to Paradigm and its counsel, of any and all claims they have or may have against the Company prior to and as of the Closing.

(i)  Opinion. The Company shall have provided to Paradigm a legal opinion of the Company's counsel, satisfactory to Paradigm and its counsel regarding (i) the Company's corporate status and good standing, (ii) the Company's corporate power and authority to enter into and perform the Exchange Agreement and (iii) the due authorization, valid issuance, fully paid status and non-assessability of Company Common Stock being issued to the shareholders of Paradigm.

(j)  Other Deliveries. At or prior to the Closing, the Company shall have delivered to Paradigm (i) copies of resolutions and actions taken by the Company’s board of directors in connection with the approval of this Exchange Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Paradigm and its counsel in order to consummate the transactions contemplated hereunder.

(k)  Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Paradigm, a Material Adverse Effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(l)  OTCBB Quotation. The Company shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(m)  No Suspensions of Trading in Company Stock; Listing. Trading in the Company Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Exchange Agreement, and the Company Common Stock shall have been at all times since such date listed for trading on a trading market.

(n)  Satisfactory Completion of Due Diligence. Paradigm shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to Paradigm in its sole and absolute discretion.

6.3  Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties. Each representation and warranty of Paradigm contained in this Exchange Agreement (i) shall have been true and correct as of the date of this Exchange Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing. The Company shall have received a certificate with respect to the foregoing signed on behalf of Paradigm by an authorized officer of Paradigm (the “Paradigm Closing Certificate”).

(b)  Agreements and Covenants. Paradigm shall have performed or complied in all material respects with all agreements and covenants required by this Exchange Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Paradigm) does not, or will not, constitute a Material Adverse Effect on Paradigm, and the Company shall have received the Paradigm Closing Certificate to such effect.

(c)  Consents. Paradigm shall have obtained all consents, waivers, permits and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Paradigm.

(d)  Material Adverse Effect. No Material Adverse Effect with respect to Paradigm shall have occurred since the date of this Exchange Agreement.

(e)  Paradigm Financial Statements. Paradigm shall have delivered to the Company the U.S. GAAP Financial Statements, the Interim Financial Statements, the Pro Forma Financial Statements and the Permissions.

(f)  Closing Payment. There shall be no Closing Payment required at Closing.

(g)  Other Deliveries. At or prior to the Closing, Paradigm shall have delivered to the Company: (i) copies of resolutions and actions taken by Paradigm’s board of directors in connection with the approval of this Exchange Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

Article VII

SURVIVAL

Except as specifically set forth in Sections 1.4, 1.6, 5.6, 5.7, 5.8, 8.3 and 9.1, and except where the performance of any covenant or agreement by Paradigm following the Closing is contemplated under this Exchange Agreement (collectively, the “Surviving Provisions”), all representations, warranties, agreements and covenants contained in or made pursuant to this Exchange Agreement by any party hereto or contained in any Schedule hereto shall not survive the Closing, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination. This Exchange Agreement may be terminated at any time prior to the Initial

Closing:

(a)  by mutual written agreement of Paradigm and the Company at any time;

(b)  by either Paradigm or the Company if the Transactions shall not have been consummated by September 30, 2016 (the “Expiration Date”) for any reason; provided, however, that the right to terminate this Exchange Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Exchange Agreement;

(c)  by either Paradigm or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action shall be deemed final and non-appealable by the parties;

(d)  by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Paradigm set forth in this Exchange Agreement, or if any representation or warranty of Paradigm shall have become materially untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Paradigm’s representations and warranties or breach by Paradigm is curable by Paradigm prior to the Closing Date, then the Company may not terminate this Exchange Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Paradigm of such breach, provided Paradigm continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Exchange Agreement pursuant to this Section 8.1(d) if the Company shall have materially breached this Exchange Agreement or if such breach by Paradigm is cured during such thirty (30)-day period); and

(e)  by Paradigm, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Exchange Agreement, or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Closing Date, then Paradigm may not terminate this Exchange Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Paradigm to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Paradigm may not terminate this Exchange Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Exchange Agreement or if such breach by the Company is cured during such thirty (30)-day period).

8.2  Notice of Termination; Effect of Termination. Any termination of this Exchange Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the provision therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Exchange Agreement as provided in Section 8.1, this Exchange Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 8.2, Section 8.3 and Article X (General Provisions) shall survive the termination of this Exchange Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Exchange Agreement.

8.3  Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Exchange Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. The parties further agree that, whether or not the Transactions are consummated, Paradigm shall be responsible for any and costs and expenses incurred by it in connection with the preparation of this agreement and the Transaction Form 8-K (including the U.S. GAAP Financial Statements and Pro Forma Financial Statements contained therein), and costs and expenses incurred by it in connection with the preparation of the Information Statement and the filing and mailing thereof.

8.4  Amendment. This Exchange Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.5  Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article IX

POST-CLOSING COVENANTS

9.1  Post-Closing Covenants. During the period beginning upon the Closing and ending on the first (1st) anniversary of the Closing, Paradigm agrees to cause the Company, to satisfy, perform and comply with, the following agreements and covenants:

(a)  Remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act.

(b)  Within forty-five days following the Closing, the Company’s Board of Directors shall satisfy the independence, audit and compensation committee and other corporate governance requirements under the SOX Act, the rules and regulations promulgated by the SEC.

(c)  File within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state or regulatory agency including any agency or organization with jurisdiction over any exchange on which the Company’s securities are listed or traded, and responds in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction’ Form 8-K and the U.S. GAAP Financial Statements contained therein.

(d)  In the event Paradigm’s certified public accountants resign or are terminated for any reason, promptly engage a new certified public accountant registered with PCAOB.

(e)  Duly adopt audit and compensation committee and schedule regular meetings for the audit and compensation committee meetings are scheduled, with notice to all directors, and such committee meetings are properly held as scheduled.

(f)  Duly adopt, cause its management to comply with, proper disclosure, and code of ethics policies as adopted by Paradigm’s board.

(g)  Use its commercially reasonable efforts to obtain and maintain a quotation of its shares of Company Common Stock on the OTC, Nasdaq or AMEX, and cooperate with or assist any Member firm in the maintenance of quotation of Company Common Stock on the OTC, Nasdaq or AMEX.

9.2  Other Provisions. Notwithstanding anything contained herein to the contrary, the provisions of this Article IX shall survive (and not be affected in any respect by) the Closing.

Article X

GENERAL PROVISIONS

10.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to the Company, to:

BINGHAM CANYON CORPORATION
Attn: Mr. Brett D. Mayer, President
2157 S. Lincoln Street
Salt Lake City, Utah 84106
gwiv@live.com
801-323-3295 (telephone)
801-359-1959 (facsimile)

with a copy to:

Daniel W. Jackson, Esq.
2157 Lincoln Street
Salt Lake City, Utah 84106
801-596-8338 (telephone)
801-364-5645 (facsimile)

Cindy Shy, Attorney
2157 S. Lincoln Street
Salt Lake City, Utah 84106
801-323-3295 (telephone)
801-359-1959 (facsimile)
cshypc@hotmail.com

(b) if to Paradigm, to:

Paradigm Convergence Technologies Corp.
10457 W. 84th Terrace
Lenexa, Kansas 66214
Att: Gary Grieco

with a copy to:

Alfred V Greco, PLLC
199 Main Street (Ste. 602)
White Plains, NY 10601

10.2  Interpretation.

(a)  When a reference is made in this Exchange Agreement to Exhibits, such reference shall be to an Exhibit to this Exchange Agreement unless otherwise indicated. When a reference is made in this Exchange Agreement to Sections, such reference shall be to a Section of this Exchange Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Exchange Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Exchange Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b)  For purposes of this Exchange Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity (it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national economic conditions, (c) changes affecting the industry generally in which Company or Paradigm operates, or (d) any SEC rulemaking requiring enhanced disclosure of those transactions with a public shell company.

(c)  For purposes of this Exchange Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)), and all requirements set forth in applicable Contracts (as defined in Section 2.19).

(d)  For purposes of this Exchange Agreement, the term “Subsidiary” shall mean any Person in which the Company or Paradigm or any subsidiary thereof directly or indirectly, owns beneficially securities or interests representing 30% or more of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise.

(e)  For purposes of this Exchange Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(f)  For purposes of this Exchange Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3  Counterparts. This Exchange Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures by facsimile or in electronic form shall be treated the same as if such signatures were original signatures of the parties.

10.4  Entire Agreement; Third Party Beneficiaries. This Exchange Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Paradigm and the Company is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Exchange Agreement).

10.5  Severability. In the event that any provision of this Exchange Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Exchange Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Exchange Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Exchange Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Exchange Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7  Governing Law. This Exchange Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.8  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Exchange Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9  Assignment. No party may assign either this Exchange Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Exchange Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be executed as of the date first written above.

BINGHAM CANYON CORPORATION

By: /s/ Brett D. Mayer
Brett D. Mayer, President

PARADIGM CONVERGENCE TECHNOLOGIES CORPORATION

By: /s/ Gary J. Grieco
Gary J. Grieco, President

Index of Exhibits and Schedules

EXHIBITS

Exhibit A - Consent to Action by the Shareholders of Paradigm

Exhibit B – Form of Investment Representation Statement

SCHEDULES

Schedule 1.4(b) – Paradigm Shareholder Exchange

Schedule 2.14 – Title to Property

Schedule 2.19 – Agreements, Contracts and Commitments